Exhibit 8.1

SIDLEY AUSTIN llp 555 WEST FIFTH STREET LOS ANGELES, CA 90013 (213) 896 6000 (213) 896 6600 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866
December 12, 2008
Willbros Group, Inc.
Plaza 2000 Building
50th Street, 8th Floor
P.O. Box 0816-01098
Panama, Republic of Panama
Ladies and Gentlemen:
          We hereby refer to the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 12, 2008 by Willbros Group, Inc., a Delaware corporation (“Willbros Delaware”), and Amendment No.1 thereto filed with the SEC on December 12, 2008 (collectively, the “Registration Statement”), in connection with (i) the merger (the “Merger”) of Willbros Merger, Inc. (“Merger Sub”), a wholly owned Delaware subsidiary of Willbros Delaware, with and into Willbros Group, Inc., a Panamanian corporation (“Willbros Panama” or the “Company”), whereby each share of common stock of Willbros Panama will be converted into one share of common stock of Willbros Delaware, Willbros Panama will be the surviving corporation and Willbros Panama will become a wholly owned subsidiary of Willbros Delaware and (ii) the distribution (the “Internal Spin-Off”) by Willbros Panama of all the issued and outstanding shares of common stock of Willbros USA, Inc. (“Willbros USA”) to Willbros Delaware (the Merger and Internal Spin-Off together, the “Reorganization”).1
          The Company has requested that we, as special United States tax counsel to the Company, render this tax opinion to the Company in connection with Willbros Delaware’s filing of the Registration Statement.
          In response to, and in reliance on the facts, statements and representations contained in Willbros Panama’s submission to the Internal Revenue Service (the “Service”) dated February 5, 2008, and subsequent submissions (collectively, the “Ruling Request”), the Service issued to Willbros Panama a ruling letter on October 22, 2008 (the “Letter Ruling”) with

[1]	Willbros Panama owns 60% of the outstanding stock of Willbros USA and all the outstanding stock of Musketeer Oil B.V. (“Musketeer”), a Netherlands holding company that owns the other 40% of the outstanding stock of Willbros USA. Musketeer is a disregarded entity for United States federal income tax purposes. Therefore, the discussion herein reflects the fact that the Internal Spin-Off will be treated for U.S. federal income tax purposes as the distribution by Willbros Panama to Willbros Delaware of all the outstanding stock of Willbros USA.
Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

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respect to the qualification of the Merger, Internal Spin-Off and certain related transactions under Sections 368(a)(1)(B) and 355 and certain related provisions of the Internal Revenue Code of 1986, as amended (the “Code”).2
          In accordance with Rev. Proc. 2003-48,3 the Letter Ruling expressly stated that the Service gave no opinion regarding whether the Internal Spin-Off satisfied certain requirements for qualification under Section 355, namely (i) the requirement that the Internal Spin-Off be motivated, in whole or substantial part, by one or more corporate business purposes as described in Treas. Reg. § 1.355-2(b)(1) (the “Business Purpose Requirement”), (ii) the requirement that the Internal Spin-Off not be used principally as a device for the distribution of earnings and profits of the distributing corporation, the controlled corporation or both under Section 355(a)(1)(B) and Treas. Reg. § 1.355-2(d) (the “Non-Device Requirement”) and (iii) the requirement that the Internal Spin-Off not be part of a plan (or series of related transactions) pursuant to which one or more persons will acquire, directly or indirectly, stock representing a 50-percent or greater interest in the distributing corporation or the controlled corporation under Section 355(e) and Treas. Reg. § 1.355-7 (the “Section 355(e) Requirement”). Rather, in connection with the Ruling Request, Willbros Panama made certain representations to the Service that the Internal Spin-Off will satisfy the Business Purpose Requirement, the Non-Device Requirement and the Section 355(e) Requirement. The Company therefore has requested our opinion as to whether the Internal Spin-Off will satisfy those three requirements. In addition, the Company has requested our opinion regarding (a) whether Willbros Panama will be treated as a controlled foreign corporation prior to the Merger, (b) whether Willbros Delaware will recognize income under Section 367(b), (c) whether Willbros Panama’s convertible notes are securities within the meaning of Section 354 and (d) whether the exchange of the Willbros Panama convertible notes for the Willbros Delaware convertible notes pursuant to the Merger will qualify for tax-free treatment.
I. Facts and Assumptions Relied Upon
          Willbros Panama is a publicly traded Panamanian corporation and is the holding company for a group of companies that are independent international contractors serving the oil, gas and power industries and government entities. Through its subsidiaries, Willbros Panama operates in the “U.S. business” and “Non-U.S. business”. The U.S. business consists of project management, engineering, procurement and construction services in the United States, including significant engineering services to U.S. government agencies during the past 24 years, particularly in fuel storage and distribution systems and aircraft fueling facilities. The Non-U.S.

[2]	All “Section” references are to the Code, and all “Treas. Reg.” references are to the Treasury Regulations promulgated under the Code, unless the context requires otherwise.

[3]	2003-2 C.B. 86.

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business consists of providing project management, engineering, procurement and construction services throughout the rest of the world, including significant pipeline maintenance, pipeline and facility construction, pipe spool fabrication and module fabrication and assembly in Canada. Through a series of transactions described more fully in the Ruling Request and the Letter Ruling, the Company will form a new Delaware public parent company and separate the U.S. business and the Non-U.S. business.
          In rendering our opinion, we have examined such documents as we have deemed appropriate, including, but not limited to: (i) the Ruling Request; (ii) the Letter Ruling; (iii) the Registration Statement (as amended to the date hereof, the “Registration Statement”) relating to the Reorganization filed by Willbros Delaware with the Securities and Exchange Commission under the Securities Act of 1933, as amended; and (iv) the form of merger agreement among Willbros Panama, Willbros Delaware, and Merger Sub contained in Annex A to the proxy statement/prospectus constituting a part of the Registration Statement, and such other agreements relating to the Transactions as we have deemed relevant and necessary (collectively, the “Transaction Agreements”). We have also obtained such additional information and representations as we have deemed relevant and necessary. We have relied upon, without independent verification, the representations contained in a letter from Willbros Panama (the “Officers’ Certificate”) delivered to us for purposes of this opinion letter. We have taken into account certain public filings. We have also obtained information through discussions with the Company’s personnel.
          For purposes of rendering this opinion letter, we have assumed, with the Company’s consent, the following: (i) original documents submitted to us are authentic, documents submitted to us as copies conform to the original documents and all such documents have or will be duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness; (ii) the Merger will be effected in accordance with the provisions of a merger agreement that is in the form of Annex A to the proxy statement/prospectus constituting a part of the Registration Statement; (iii) the Merger and the Internal Spin-Off will be effected in the manner described in the Ruling Request, the Letter Ruling and the Registration Statement and in accordance with the provisions of the Transaction Agreements; (iv) the factual and other statements and representations set forth in the Ruling Request, the Letter Ruling, the Transaction Agreements, and the Officers’ Certificate were when made, and as of the effective time of the Merger or the Internal Spin-Off will continue to be, true, correct and complete in all material respects, and any such statement or representation that is qualified by knowledge (or similarly qualified) is true and correct without such qualification; (v) the covenants and agreements contained in the Transaction Agreements will be performed without waiver or breach of any material provision; (vi) the Internal Spin-Off and the other transactions described in the Ruling Request and the Letter Ruling will be reported by Willbros Panama, Willbros Delaware, Willbros USA and their affiliates on their respective U.S. federal income tax returns in a manner

December 12, 2008

consistent with the rulings set forth in the Letter Ruling and with the opinions set forth below; and (vii) the Letter Ruling was when issued, and has been and will be at all relevant times thereafter, in full force and effect and binding on the Service. Notwithstanding the foregoing, in rendering this opinion letter we have not assumed the truth, correctness or completeness of representations (n), (w), (dd) or (gg) in the Letter Ruling and the corresponding representations in the Ruling Request, which relate to the issues we address in this opinion letter.
II. Discussion
          In general, a distribution by one corporation (the distributing corporation) to its stockholders of the stock of another corporation (the controlled corporation) will be tax-free to the distributing corporation and its stockholders for federal income tax purposes only if the distribution meets the various requirements of Section 355 including, as noted above, the Business Purpose Requirement, the Non-Device Requirement and the Section 355(e) Requirement.
          In Rev. Proc. 2003-48, the Service indicated that it would no longer rule on whether, in connection with any particular distribution, those three requirements will be satisfied. Instead, taxpayers must independently confirm that those requirements will be satisfied.
     A. The Business Purpose Requirement
          Section 355 applies to a transaction only if it is motivated, in whole or substantial part, by one or more corporate business purposes.4 A corporate business purpose is “a real and substantial non-Federal tax purpose germane to the business of the distributing corporation, the controlled corporation, or the affiliated group (as defined in § 1.355-3(b)(4)(iv)) to which the distributing corporation belongs.”5 If a corporate business purpose can be achieved through a nontaxable transaction other than a distribution of controlled stock that is neither impractical nor unduly expensive, the stated corporate business purpose will not meet the business purpose requirement.6 A shareholder purpose is not a corporate business purpose. However, depending upon the facts of a particular case, a shareholder purpose for a transaction may be so nearly coextensive with a corporate business purpose as to preclude any distinction between them.7
          In the Ruling Request, the Company represented that the Internal Spin-Off will be carried out for the following corporate business purposes: (a) to improve the Company’s access to capital markets, increase funding and strategic flexibility, enhance borrowing capacities and

[4]	Treas. Reg. § 1.355-2(b)(1).

[5]	Treas. Reg. § 1.355-2(b)(2).

[6]	Treas. Reg. § 1.355-2(b)(3).

[7]	Treas. Reg. § 1.355-2(b)(2).

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reduce the cost of capital; (b) to improve the Company’s access to U.S. government and private sector contracts; and (c) to better focus management efforts on each U.S and international operation and better attract and retain key employees. The Registration Statement and Officers’ Certificate set forth in greater detail the business purposes for the Internal Spin-Off. The purposes for the Internal Spin-Off, as described therein, are consistent with the representations made by the Company in the Ruling Request. Prior to the issuance of Rev. Proc. 2003-48, the Service generally ruled on whether a particular transaction satisfied the Business Purpose Requirement. Rev. Proc. 96-30,8 set forth, generally, a summary of acceptable corporate business purposes. Those acceptable business purposes are consistent with the stated business purposes for the Internal Spin-Off, and therefore support the conclusion that the stated business purposes for the Internal Spin-Off are of a type that will satisfy the Business Purpose Requirement.
          Subject to the assumptions set forth above, including the assumption that the factual and other statements and representations set forth in the Ruling Request, the Letter Ruling, the Transaction Agreements, and the Officers’ Certificate were when made, and as of the effective time of the Internal Spin-Off will continue to be, true, correct and complete in all material respects (and assuming proper substantiation thereof can be provided to the Service or a court), we believe that the Internal Spin-Off will be treated as satisfying the business purpose requirement described in Treas. Reg. § 1.355-2(b)(1).
     B. The Non-Device Requirement
          Under Section 355(a)(1)(B), in order to qualify for tax-free treatment under Section 355, a transaction must not be used principally as a device for the distribution of the earnings and profits of the distributing corporation or the controlled corporation or both.
          Regulations promulgated under Section 355 provide certain rules and guidelines to use in determining whether a transaction is used principally as a device for the distribution of earnings and profits. Treas. Reg. § 1.355-2(d)(1) indicates that the determination of whether a transaction is used principally as a device generally is made based on all the facts and circumstances, including but not limited to the absence of certain “device factors” and the presence of certain “non-device factors” specified in Treas. Reg. § 1.355-2(d)(2) and (d)(3).
          In the Officers’ Certificate, the Company has made certain representations relating to the absence of certain device factors and the presence of certain non-device factors:

[8]	1996-1 C.B. 696.

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1.	The Company desires to realign its corporate structure to have all the foreign subsidiaries under Willbros Panama and all the domestic subsidiaries under Willbros USA, with each of Willbros Panama and Willbros USA being directly under Willbros Delaware, the new public parent company.

2.	Strategic acquisitions form an important part of the growth strategy for both the U.S. business and the Non-U.S. business.

3.	The Company has been regularly involved in various business acquisitions, and the managements of both the U.S. business and the Non-U.S. business plan to keep pursuing merger and acquisition activities after the Internal Spin-Off in order to expand their respective business prospects.

4.	The Company’s losses have limited the Company’s ability to borrow from conventional lending institutions. In order to fund its acquisitions, expansions, capital equipment purchases and ongoing operations, the Company has issued significant public debt and effected two public offerings and a private placement of its common stock since 2002, often at less than ideal terms. The ability to raise needed funds in the public markets at the best possible terms is essential to the Company’s continuing growth.

5.	The management of the Company believes that access to the U.S. capital markets to finance future growth of the Company will be enhanced if the public parent is a Delaware corporation.

6.	The separation of the U.S. business from the Non-U.S. business will allow for more strategic flexibility in the future from an economic, regulatory and commercial perspective.

7.	The management of the Company believes that the Company has had recent acquisition possibilities for both the U.S. business and the Non-U.S. business that, if completed, could significantly strengthen the Company’s operations.

8.	The management of the Company believes that one or both of the U.S. business and the Non-U.S. business is disadvantaged in pursuing their respective acquisition strategies due to the current organizational structure.

9.	The management of the Company believes that Willbros Delaware equity will be a more attractive acquisition currency than Willbros Panama equity.

December 12, 2008

10.	The U.S. business plans to issue stock for major acquisitions after the Internal Spin-Off in connection with yet undetermined acquisitions (which are dependent on economic conditions).

11.	The management of the Company believes that the separation of the U.S. business and the Non-U.S. business will enhance the ability of both businesses to effect acquisitions.

12.	The U.S. business and the Non-U.S. business desire to raise a substantial amount of capital in the near future to, among other things, fund organic growth and acquisitions. Such plans to expand are subject to current economic conditions.

13.	The Company intends to use a significant amount of the capital raised by issuing additional equity to fund organic growth and acquisitions. Such equity offerings and plans to expand are subject to current economic conditions.

14.	The Company intends to significantly expand its operations relating to the U.S. government contract sector in which a foreign domicile for the parent of the group could adversely impact the ability of the group to obtain contracts, especially with respect to projects involving domestic security issues.

15.	The Company’s Panamanian domicile may adversely affect Willbros USA and its subsidiaries’ ability to obtain U.S. government contracts that will be subject to the restrictions and rules under the Buy America Act, the Trade Agreement Act, the Government Acquisition Regulations and the National Industrial Security Program. Willbros USA or its subsidiaries, as foreign owned entities, may be precluded from bidding on projects involving domestic security issues.

16.	The Company’s management believes that its foreign status can adversely affect its growth in the U.S. government services sector.

17.	A separation of the U.S. business pursuant to the proposed Internal Spin-Off will permit the management of Willbros Panama to focus exclusively on international operations and will permit the management of Willbros USA to focus exclusively on operations within the United States. This separation will position each of Willbros Panama and Willbros USA to separately pursue business and financial strategies that best suit its long-term interests, allowing each of Willbros Panama and Willbros USA to develop financing strategies designed to best meet the underlying fundamentals of its business and the industries in which it operates. With a Delaware public parent and a corporate structure that aligns with its operational structure, the management of the Company believes that its ability to

December 12, 2008

attract and retain key management for the Company’s U.S. business and Non-U.S. business would be significantly improved.

18.	The Company’s management believes that the revised structure of the Company after the proposed Reorganization will enhance the impact of the recent personnel developments in the group.

19.	The Internal Spin-Off is motivated in substantial part by one or more of the business purposes described in paragraphs 1 through 18 above.

20.	The continuing business relationships between Willbros Panama and Willbros USA and/or their affiliates following the Internal Spin-Off will not prevent the management of the Company from realizing any of the benefits of separating the two businesses described above.

21.	The Company’s management believes that the benefits described in the foregoing paragraphs cannot be achieved through an alternative nontaxable transaction that does not involve the distribution of the Willbros USA common stock and which is neither impractical nor unduly expensive.

22.	There is no plan or intention at this time by Willbros Delaware to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Willbros Panama or Willbros USA after the Internal Spin-Off.

23.	Immediately following the Internal Spin-Off, neither Willbros USA nor any of its subsidiaries will own any material assets that are not related to the reasonable needs of the U.S. business.

24.	None of the businesses constituting the U.S. business is a business the principal function of which is to serve any part of the Non-U.S. business.
          Subject to the assumptions set forth above, including the assumption that the factual and other statements and representations set forth in the Officers’ Certificate were when made, and as of the effective time of the Internal Spin-Off will continue to be, true, correct and complete in all material respects, and taking into account the discussion above concerning the business purposes for the Internal Spin-Off, we believe that given the strong business purposes supporting the Internal Spin-Off and the fact that the Internal Spin-Off will be an internal distribution to the ultimate parent corporation, the Internal Spin-Off will not be treated as being used principally as a device for the distribution of earnings and profits of the distributing corporation or the controlled corporation or both under Section 355(a)(1)(B).

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     C. The Section 355(e) Requirement
          Under Section 355(e), a distributing corporation (but not its stockholders) must recognize gain in connection with any distribution otherwise meeting the requirements of Section 355 if the distribution is “part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50-percent or greater interest in the distributing corporation or any controlled corporation.”
          Therefore, in general, if the Internal Spin-Off were taxable as a result of the application of Section 355(e), Willbros Panama (but not Willbros Delaware) would recognize gain based on any gain inherent in the stock of Willbros USA at the time of the Internal Spin-Off.
          Regulations promulgated under Section 355(e) provide certain rules and guidelines to follow in determining whether a transaction described in Section 355 is part of a plan (or series of related transactions) described in Section 355(e). Treas. Reg. § 1.355-7(b)(1) provides, generally, that whether a distribution and an acquisition are part of a plan is determined based on all the facts and circumstances, including (but not limited to) certain plan factors and non-plan factors described in Treas. Reg. § 1.355-7(b)(3) and (b)(4), respectively, with the weight to be given to each of those factors dependent on the particular transaction at issue. In addition, Treas. Reg. § 1.355-7(b)(2) and Treas. Reg. § 1.355-7(d) describe a number of “safe harbors” that taxpayers can rely on to show that certain transactions are not part of a plan (or series of related transactions) described in Section 355(e). Under Sections 355(e)(4)(C) and 355(d)(7), certain aggregation and attribution rules apply in determining stock ownership for purposes of Section 355(e).
          The Company has made the following representations to us in the Officers’ Certificate:
1.	The Company desires to realign its corporate structure to have all the foreign subsidiaries under Willbros Panama and all the domestic subsidiaries under Willbros USA, with each of Willbros Panama and Willbros USA being directly under Willbros Delaware, the new public parent company.

2.	There is no plan or intention at this time by Willbros Delaware to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Willbros Panama or Willbros USA after the Internal Spin-Off.

3.	There is no plan or intention at this time to liquidate Willbros USA, or to merge Willbros USA with and into another corporation, or to sell or otherwise dispose of the assets of Willbros USA, except in the ordinary course of business.

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4.	No direct or indirect acquisition of the stock of Willbros USA or Willbros Panama after the Internal Spin-Off will be related to any agreement, understanding, arrangement or substantial negotiations[9] regarding such acquisition or a similar acquisition at any time during the two-year period ending on the date of the Internal Spin-Off

5.	No direct or indirect acquisition of the stock of Willbros USA or Willbros Panama involving a public offering[10] after the date of the Internal Spin-Off will be related to any discussions with an investment banker regarding the acquisition or similar acquisition at any time during the two-year period ending on the date of the Internal Spin-Off.

6.	The Company (including any officers, directors, or controlling shareholders, or any agent of such person) did not, prior to the date of the first public announcement[11] with respect to the Reorganization, discuss a spin-off with persons that directly or indirectly acquired Willbros Panama stock during the two-year period prior to the date of the Internal Spin-Off.

7.	At no time during the two-year period ending on the date of the Internal Spin-Off will there have been (i) any actual or constructive five-percent shareholder of Willbros Panama that actively participated in the management or operations of the Company (within the meaning of Treas. Reg. § 1.355-7(h)(3)), (ii) to the knowledge of the Company’s management, any person that directly or indirectly acquired Willbros Panama stock as a member of a coordinating group (within the meaning of Treas. Reg. § 1.355-7(h)(4)), (iii) any person that directly or indirectly acquired Willbros Panama stock that intended to cause the Internal Spin-Off and, immediately after the acquisition, could meaningfully participate in the decision to effect the Internal Spin-Off, or (iv) any transaction in which Willbros Panama, a corporation controlled by Willbros Panama within the meaning of Section

[9]	Whenever in this letter the words “agreement”, “understanding”, “arrangement” or “substantial negotiations” are used, they have the meaning given to them in Treas. Reg. § 1.355-7.

[10]	Whenever used in this letter, the term “public offering” means an acquisition of stock for cash where the terms of the acquisition are established by the acquired corporation or the seller with the involvement of an investment banker, and the potential acquirers have no opportunity to negotiate the terms of the acquisition (e.g., an underwritten offering of registered stock for cash). For the avoidance of doubt, a public offering does not include any compensatory stock acquisition.

[11]	Whenever used in this letter, the term “public announcement” means communication by Willbros Panama or an affiliate regarding its intention to effect the Internal Spin-Off, where the communication is generally available to the public.

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368(c) of the Code, or any member of the controlled group of corporations of which Willbros Panama is currently a member was the transferor or transferee of stock of Willbros Panama.

8.	Willbros Panama will not have redeemed any shares of its stock within the two-year period ending on the date of the Internal Spin-Off.

9.	Willbros Panama will not have issued any of its shares of stock within the two-year period ending on the date of the Internal Spin-Off, except for (i) 8,543,725 shares in November 2007 in connection with the acquisition of Integrated Service Company LLC, (ii) 102,720 shares in November 2007 in connection with a conversion of $2,000,000 in aggregate principal amount of its outstanding 2.75% Convertible Notes, (iii) 2,987,582 shares in May 2007 in connection with an induced conversion of approximately $52,450,000 in aggregate principal amount of its outstanding 6.5% Convertible Notes, (iv) 443,413 shares in March 2008 in connection with a conversion of $8,643,000 in aggregate principal amount of its outstanding 2.75% Convertible Notes and (v) 21,429 shares during 2007 in connection with the exercise of certain warrants.

10.	Any shares of Willbros Panama stock acquired within the two-year period ending on the date of the Internal Spin-Off by an employee, director, or independent contractor (or former employee, director, or independent contractor) of Willbros Panama or a related person (within the meaning of Section 355(d)(7)(A) of the Code (a “Related Person”)) of Willbros Panama pursuant to the vesting of restricted stock or the exercise of an option to acquire stock of Willbros Panama granted by Willbros Panama (i) were acquired by such persons (a) in a transaction to which Section 83, Section 421(a) or Section 421(b) of the Code applied; and (b) in connection with such person’s performance of services as an employee, director, or independent contractor of (1) Willbros Panama, (2) a Related Person of Willbros Panama, or (3) a corporation the assets of which Willbros Panama, or a Related Person of Willbros Panama, acquired in a reorganization under Section 368(a) of the Code; and (ii) were not excessive by reference to the services performed.

11.	Willbros Delaware has no plan or intention at this time to cause the stock of Willbros USA or Willbros Panama to be acquired within the two-year period beginning on the date of the Internal Spin-Off by an employee, director, or independent contractor (or former employee, director, or independent contractor) of Willbros USA, Willbros Panama or any Related Person of Willbros USA or Willbros Panama.

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12.	Willbros USA has no plan or intention at this time to issue additional stock or securities to any person other than Willbros Delaware after the Internal Spin-Off.

13.	Willbros Panama has no plan or intention at this time to issue additional stock or securities to any person other than Willbros Delaware after the Internal Spin-Off.
          Our conclusions with respect to the Section 355(e) Requirement are based on representations of the Company set forth in the Officers’ Certificate, our review of public filings, our understanding of certain acquisitions by Willbros USA, as well as the other assumptions and representations described above. Based on the foregoing, we believe that the Internal Spin-Off will not be taxable as a result of the application of Section 355(e).
D.	Willbros Panama’s Controlled Foreign Corporation Status Prior to the Merger
          Section 957 provides that a “controlled foreign corporation” (“CFC”) is any foreign corporation if more than 50% of (i) the total combined voting power of all classes of stock of such corporation entitled to vote or (ii) the total value of the stock of such corporation is owned (or is considered to be owned by applying certain attribution rules) by “United States shareholders” (as defined in the Code) on any day during the taxable year of such foreign corporation.
          Section 951(b) provides that the term United States shareholder (hereinafter “U.S. Shareholder”) means a United States person who owns, directly or indirectly, under Section 958(a), or constructively, under Section 958(b), 10% or more of the total combined voting power of all classes of stock of such foreign corporation entitled to vote.
          Section 958(a) provides that, for the purpose of determining whether a foreign corporation is a CFC, stock owned means (i) stock owned directly and (ii) stock owned with the application of Section 958(a)(2). Section 958(a)(2) provides that stock owned, directly or indirectly, by or for a foreign corporation, foreign partnership, or foreign trust or foreign estate shall be considered as being owned proportionately by its shareholders, partners, or beneficiaries. Section 958(b) provides generally that Section 318(a) (relating to constructive ownership of stock) shall apply to the extent that the effect is to treat any United States person as a United States shareholder within the meaning of Section 951(b), except that (i) in applying Section 318(a)(2)(C), if a corporation owns, directly or indirectly, more than 50 percent of the total combined voting power of all classes of stock entitled to vote of a corporation, it shall be considered as owning all of the stock entitled to vote; and (ii) in applying Section 318(a)(2)(C), the phrase “10 percent” shall be substituted for the phrase “50 percent” used in Section 318(a)(2)(C).

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          Treas. Reg. § 1.951-1(g)(2)(i) provides that, in determining whether a United States person owns the requisite percentage of voting power of all classes of stock entitled to vote, consideration will be given to all the facts and circumstances in each case.
          Treas. Reg. § 1.957-1(b)(1) provides that, in determining whether U.S. Shareholders own the requisite percentage of total combined voting power of all classes of stock entitled to vote, all of the facts and circumstances must be considered and, in all cases, U.S. Shareholders of a foreign corporation will be deemed to own the requisite percentage of total combined voting power with respect to such corporation if either:
     i. U.S. Shareholders have the power to elect, appoint or replace a majority of that body of persons exercising, with respect to such corporation, the powers ordinarily exercised by the board of directors of a domestic corporation;
     ii. any person or persons elected or designated by U.S. Shareholders have the power, where such shareholders have the power to elect exactly one-half of the members of the governing body of such foreign corporation, either to cast a vote deciding an evenly divided vote of such body or, for the duration of any deadlock which may arise, to exercise the powers ordinarily exercised by such governing body; or
     iii. the powers that would ordinarily be exercised by the board of directors of a domestic corporation are exercised with respect to such foreign corporation by a person whom U.S. Shareholders have the power to elect, appoint or replace.
          In addition, Treas. Reg. § 1.957-1(b)(2) provides that any arrangement to shift formal voting power away from U.S. Shareholders of a foreign corporation will not be given effect if in reality voting power is retained. Furthermore, this Treasury Regulation provides that if there is any agreement, either express or implied, in which any shareholder agrees not to vote his stock or agrees to vote it only in a specified manner, or in which shareholders owning stock having not more than 50% of the total combined voting power agree to exercise voting power normally possessed by a majority of stockholders, then the nominal ownership of the voting power will be disregarded in determining which shareholders actually hold such voting power.
          The Company has made the following representations to us in the Officers’ Certificate:
1.	As of September 30, 2008, the common stock[12] was held by 226 holders of record and an estimated 8,000 beneficial owners. Based on Schedules 13D and

[12]	Except where otherwise stated, all references herein to “common stock” refer to the common stock of the Company.

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Schedules 13G filed with respect to the Company and Schedules 13F filed by institutional investment managers with the SEC, the persons (the “Major Stockholders”) who owned beneficially as of September 30, 2008 more than 5% of the common stock, and their approximate beneficial ownership percentages of common stock were as follows: FMR LLC and affiliates (10.73%), Dawson-Herman Capital Management, Inc. and affiliates (10.35%), Keeley Asset Management Corp. and affiliates (7.86%) and Wells Capital Management and affiliates (6.30%). In addition, as of September 30, 2008, certain U.S. citizen or resident officers and management personnel of the Company and/or subsidiary or affiliated companies of the Company who either were Directors of the Company or were considered executive officers of the Company for SEC reporting purposes (the “U.S. Management Stockholders”) held in the aggregate, either directly, through family members, revocable living trusts, family limited partnerships or controlled corporations, less than 1% of the common stock. The total shares of common stock which could be acquired in the aggregate by the U.S. Management Stockholders upon the exercises of options held by such stockholders constitute less than 3% of the common stock.

2.	Excluding common stock owned by the U.S. Management Stockholders and the other Major Stockholders, as of the date of this Certificate, approximately 75% of the remaining issued and outstanding shares of common stock is held by members of the general public and employees who are not U.S. Management Stockholders. The Company has no knowledge of any stockholder, other than a Major Stockholder, which holds more than 5.0% of the total issued and outstanding shares of common stock and, as indicated by the Schedules 13D and Schedules 13G filed with respect to the Company with the SEC, no person other than FMR LLC and affiliates and Dawson-Herman Capital Management, Inc. and affiliates beneficially owns 10% or more of the common stock (within the meaning of Securities Exchange Act Rule 13d-3).

3.	In 2005 and 2006, the Company issued $84,500,000 of 6.5% Senior Convertible Notes due 2012 (the “6.5% Convertible Notes”). Approximately $32,050,000 in aggregate principal amount of the 6.5% Convertible Notes remains outstanding as of September 30, 2008. The present conversion rate for the 6.5% Convertible Notes is 56.9606 shares of common stock for each $1,000 principal amount of Convertible Notes. The 6.5% Convertible Notes are presently convertible into common stock. To the knowledge of the Company, no holder of the 6.5% Convertible Notes would own more than 9.9% of the total issued and outstanding common stock of the Company if the 6.5% Convertible Notes, 2.75% Convertible Notes (as defined in paragraph 4 below), stock options and Warrants owned by

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such holder were converted into common stock at the present conversion rates, no other convertible notes were converted, and no other stock options or Warrants were exercised.

4.	In 2004 the Company issued $70,000,000 of 2.75% Convertible Senior Notes due 2024 (the “2.75% Convertible Notes”). Approximately $59,357,000 in aggregate principal amount of the 2.75% Convertible Notes remains outstanding as of September 30, 2008. The present conversion rate for the 2.75% Convertible Notes is 51.3611 shares of common stock for each $1,000 principal amount of 2.75% Convertible Notes. The 2.75% Convertible Notes are presently convertible into common stock. To the knowledge of the Company, no holder of the 2.75% Convertible Notes would own more than 9.9% of the total issued and outstanding common stock of the Company if the 2.75% Convertible Notes, 6.5% Convertible Notes, stock options and Warrants owned by such holder were converted into common stock at the present conversion rates, no other convertible notes were converted, and no other stock options or Warrants were exercised.

5.	To the knowledge of the Company, no U.S. Management Stockholder is a spouse, child, grandchild, grandparent or parent of any other holder of common stock whose common stock ownership, when combined with all other common stock beneficially owned by the U.S. Management Stockholder after application of the attribution rules in Section 958 of the Code, would exceed 10% of the total issued and outstanding shares of common stock on the date of this Certificate.

6.	To the knowledge of the Company, no two or more U.S. Management Stockholders are partners, members, shareholders or beneficiaries in the same partnership, limited liability company, S corporation or trust, either directly or indirectly through other partnerships, limited liability companies, S corporations or trusts, or through corporations in which a U.S. Management Stockholder actually or constructively owns 10% or more of the value of the stock.

7.	To the knowledge of the Company, no two or more U.S. Management Stockholders own shares in the same corporation in which either of them owns 10% or more of the value of the total shares of such corporation.

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8.	To the knowledge of the Company, there exists no agreement, either express or implied, that any stockholder of the Company will not vote his common stock or will vote it only in a specified manner, or that stockholders owning common stock having not more than 50% of the total combined voting power will exercise voting power normally possessed by a majority of stockholders.

9.	No person, stockholder or group of persons or stockholders, other than stockholders owning a majority of the common stock and voting in accordance with the Articles of Incorporation of the Company, has the power to elect, appoint, or replace a majority of the Board of Directors.

10.	No person, stockholder or group of persons or stockholders, other than stockholders owning 50% of the common stock and voting in accordance with the Articles of Incorporation of the Company, has the power to elect, appoint, or replace exactly 50% of the Board of Directors.

11.	The Board of Directors holds all of the powers which would ordinarily be held by the board of directors of a U.S. corporation, and no person or group of persons other than the Board of Directors may hold or exercise such powers.

12.	Article Third of the Articles of Incorporation of the Company (“Article Third”) contains restrictions designed to prevent the Company from becoming a CFC. The Company has not been notified of, nor has any knowledge of, the occurrence of any Transfer (as defined in Article Third) that has caused any United States person since 1997 to meet such 10% ownership level, with the following exceptions:

(a)        the Company granted a waiver in 1998 to United States persons who together owned 11.5% of the common stock and pursuant to the waiver were permitted to acquire up to an additional 2.69% of the common stock; such United States persons have owned less than 10% of the common stock since 2001;

(b)        the Company granted a waiver in 2002 to Wellington Management Company, LLP, which permitted it to acquire up to 15% of the common stock; the current ownership of Wellington Management Company, LLP is less than 5.0% of the common stock;

(c)        the Company informed Third Avenue Management LLC in 2004, during which it beneficially owned 10.6% of the common stock, that pursuant to Article Third it could vote only 9.9% of the common stock; the current ownership of Third Avenue Management LLC is less than 5.0% of the common stock;

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(d)        the Company informed Wells Fargo & Company in 2005, during which it beneficially owned 14.4% of the common stock, that pursuant to Article Third it and its affiliates could vote only 9.9% of the common stock; Wells Capital Management and its affiliates currently own 6.30% of the common stock;

(e)        the Company informed Keeley Asset Management Corp. in 2007, during which it beneficially owned 10.06% of the common stock, that pursuant to Article Third it can vote only 9.9% of the common stock; Keeley Asset Management Corp. and its affiliates currently own 7.86% of the common stock;

(f)        the Company has informed Dawson-Herman Capital Management, Inc., which beneficially owns 10.35% of the common stock, that pursuant to Article Third it and its affiliates could vote only 9.9% of the common stock; and

(g) the Company has informed FMR LLC, which beneficially owns 10.73% of the common stock, that pursuant to Article Third it and its affiliates could vote only 9.9% of the common stock.
The language of Section A(b) of Article Third has been unchanged since prior to the initial public offering of the Company’s common stock in 1996. The Company shall enforce Article Third in accordance with its terms to prevent the Company from becoming a CFC. In particular, the Company will not allow any shareholder who owns more than 9.9% of the common stock to exercise more than 9.9% of the voting power of the common stock on any matter prior to the Merger.
13.	The Company interprets the last sentence of Section A(b) of Article Third not to affect the enforceability of the restrictions contained in that Section against any purchaser of shares of common stock who acquired such shares through the facilities of the New York Stock Exchange.
          In general, pursuant to Securities Exchange Act Rule 13d-1, any person that becomes the “beneficial owner” of more than 5% of any class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 must file a Schedule 13D or a Schedule 13G with the SEC.
          Paragraph (a) of Securities Exchange Act Rule 13d-3 (“Rule 13d-3”) provides that a beneficial owner of a security includes “any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (1) Voting power which includes the power to vote, or to direct the voting of, such security; and/or (2) Investment power which includes the power to dispose, or to direct the disposition of, such security.” In

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addition, paragraph (b) of Rule 13d-3 provides that “[a]ny person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of Section 13(d) or 13(g) of the Act shall be deemed for purposes of such sections to be the beneficial owner of such security.” Paragraph (c) of Rule 13d-3 provides that all securities of the same class beneficially owned by a person, regardless of the form which such beneficial ownership takes, shall be aggregated in calculating the number of shares beneficially owned by such person. Finally, paragraph (d) of Rule 13d-3 generally provides that a person shall be deemed to be the beneficial owner of any security if that person has the right to acquire beneficial ownership of such security within 60 days (e.g., pursuant to a conversion of a security or the exercise of an option or warrant).
          The Company has made the following representations to us in the Officers’ Certificate:
1.	The Willbros Panama common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

2.	As indicated by the Schedule 13D, Schedule 13G and Schedule 13F filings with respect to Willbros Panama, Willbros Panama has no reason to believe that any stockholders of Willbros Panama are, directly or indirectly, beneficial owners of 10% or more of its common stock, within the meaning of Rule 13d-3, except that, as noted above, FMR LLC filed a Schedule 13G/A with the SEC on October 9, 2008, reporting that as of September 30, 2008, FMR LLC and its affiliates had sole voting power over no shares of the common stock (0% thereof) and aggregate beneficial ownership of 4,202,854 shares of the common stock (10.73%); and Dawson-Herman Capital Management, Inc. filed a Schedule 13G/A with the SEC on March 19, 2008 reporting that Dawson-Herman Capital Management, Inc. and its affiliates had sole voting power over 1,566,600 shares of the common stock (4.15% thereof), shared voting power over 2,345,077 shares of the common stock (6.20% thereof) and aggregate beneficial ownership of 3,911,677 shares of the common stock (10.35%). As noted above, the Company has informed Dawson-Herman Capital Management, Inc. and FMR LLC that pursuant to Article Third it can exercise only 9.9% of the voting power of the common stock.
          In rendering this opinion, we have assumed that the Company’s beliefs as described above are correct, that Section A(b) of Article Third is enforceable in accordance with its terms and that the Company will comply with its representation that it will enforce the terms of Article Third in order to prevent the Company from becoming a CFC. We have also assumed

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that all persons who are required to file either Schedule 13D, Schedule 13G or Schedule 13F with the SEC have done so and that there is no person who is the beneficial owner (within the meaning of Rule 13d-3) of 10% or more of the Willbros Panama common stock, except for the beneficial ownership of FMR LLC and its affiliates and Dawson-Herman Capital Management, Inc. and its affiliates referred to above.13 Subject to the assumptions set forth above, including the assumption that the factual and other statements and representations set forth in the Ruling Request, the Letter Ruling and the Officers’ Certificate were true, correct and complete when made, and as of the effective time of the Merger will continue to be true, correct and complete in all material respects (and assuming proper substantiation thereof can be provided to the Service or a court), we believe that Willbros Panama has not been a CFC and will not be a CFC prior to the Merger.
     E. Section 367(b) Implications
          The Service ruled in the Letter Ruling that except for any income inclusion resulting from the application of Treas. Reg. § 1.367(b)-5(a) and (c), no income, gain or loss will be recognized by Willbros Delaware on its receipt of the Willbros USA common stock in the Internal Spin-Off.
          Section 367(b) applies to any exchange described in Section 355 in which the status of a foreign corporation as a corporation is relevant to the qualification of the exchange under Section 355. Section 367(b) provides that, with respect to certain nonrecognition transfers in connection with which there is no transfer of property described in Section 367(a)(1), a foreign corporation will retain its status as a corporation unless Regulations provide otherwise.
          1. Treasury Regulations Sections 1.367(b)-5(c) and (e)
          Treas. Reg. § 1.367(b)-5(c) applies to a distribution described in Section 355 in which the distributing corporation is a CFC and in which the stock of the controlled corporation is distributed pro rata to each of the distributing corporation’s shareholders. Treas. Reg. § 1.367(b)-5(c)(2) provides that if the distributee’s “postdistribution amount” with respect to the distributing or controlled corporation is less than the distributee’s “predistribution amount” with respect to such corporation, then the distributee’s basis in such stock immediately after the distribution (determined under the normal principles of Section 358) shall be reduced by the amount of the difference. However, the distributee’s basis in such stock shall not be reduced below zero, and to the extent the foregoing reduction would have reduced basis below zero, the

[13]	We note that while it is theoretically possible that one or more United States persons might own (within the meaning of Section 958) 10% or more of the common stock in violation of either Article Third, Rule 13d-1 or both without the knowledge of the Company, the Company believes that there are not any such persons. Based on the representations made to us by the Company and the information contained in the Registration Statement, we believe that the Company’s belief that there are no such persons is reasonable.

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distributee shall instead include such amount in income as a deemed dividend from such corporation.
          Treas. Reg. § 1.367(b)-5(e)(1) defines the “predistribution amount” with respect to a distributing or controlled corporation as the distributee’s “Section 1248 amount” computed immediately before the distribution (and after any Section 368(a)(1)(D) transfer connected with the Section 355 distribution), but only to the extent that such amount is attributable to the distributing corporation and any corporations controlled by it immediately before the distribution (the distributing group) or the controlled corporation and any corporations controlled by it immediately before the distribution (the controlled group), as the case may be, under the principles of Treas. Reg. §§1.1248-1(d)(3), 1.1248-2 and 1.1248-3.
          Treas. Reg. § 1.367(b)-5(e)(2) defines the “postdistribution amount” with respect to a distributing or controlled corporation as the distributee’s “Section 1248 amount” with respect to such stock, computed immediately after the distribution.
          Treas. Reg. § 1.367(b)-2(c)(1)) defines “Section 1248 amount” with respect to stock in a foreign corporation as the net positive earnings and profits (if any) that would have been attributable to such stock and includible in income as a dividend under Section 1248 and the regulations thereunder if the stock were sold by the shareholder. In the case of a transaction in which the shareholder is a foreign corporation (foreign shareholder), (i) the foreign shareholder shall be deemed to be a United States person, except that the foreign shareholder shall not be considered a United States person for purposes of determining whether the stock owned by the foreign shareholder is stock of a CFC; and (ii) the foreign shareholder’s holding period in the stock of the foreign corporation shall be determined by reference to the period that the foreign shareholder’s Section 1248 shareholders held (directly or indirectly) an interest in the foreign corporation.
          Section 1248(a) generally provides that if a United States person sells or exchanges stock in a foreign corporation, and such person owns, within the meaning of Section 958(a), or is considered as owning by applying the rules of ownership of Section 958(b), 10 percent or more of the total combined voting power of all classes of stock entitled to vote of such foreign corporation at any time during the five-year period ending on the date of the sale or exchange when such foreign corporation was a CFC (as defined in Section 957), then the gain recognized on the sale or exchange of such stock shall be included in the gross income of such person as a dividend, to the extent of the earnings and profits of the foreign corporation attributable to such stock which were accumulated in taxable years of such foreign corporation beginning after December 31, 1962, and during the period or periods the stock sold or exchanged was held by such person while such foreign corporation was a CFC.

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          The Company has made the following representations to us in the Officers’ Certificate:
1.	The effective time of the Internal Spin-Off will take place immediately after the effective time of the Merger.

2.	Willbros Panama will not take any action that would generate any income or that could be deemed to generate income in the period after the Merger and prior to the Internal Spin-Off.
          As stated in Part II.D. above, we believe that Willbros Panama is a foreign corporation that has not been a CFC and will not be a CFC prior to the Merger. Therefore, because Willbros Panama has never been a CFC, its shareholders would have no “Section 1248 amount” for any period or periods prior to the Merger. Willbros Panama will become a CFC as a result of the Merger. Based on the representations in the Officers’ Certificate, the Internal Spin-Off will take place immediately after the Merger and Willbros Panama will not generate any income subsequent to the Merger and prior to the Internal Spin-Off. Accordingly, Willbros Panama’s predistribution amount will be zero.
          Willbros USA is and has always been a domestic corporation since its formation in 1987. Thus, Willbros Delaware does not have a pre-distribution or post-distribution Section 1248 Amount with respect to Willbros USA.
          Therefore, there should be no diminution in the potential Section 1248 amounts of Willbros Delaware or Willbros Panama’s historical public shareholders. Consequently, Willbros Delaware will not be required to reduce its bases in Willbros Panama or Willbros USA stock or include a deemed dividend as a result of the Internal Distribution under Treas. Reg. §§1.367-5(c) and (e).
          2. Proposed Regulations Section 1.367(b)-8
          Prop. Reg. § 1.367(b)-8 applies to distributions to which Section 355 applies, whether or not in connection with a Section 368(a)(1)(D) reorganization (“D reorganization”), in which the distributing corporation or the controlled corporation (or both) is a foreign corporation (foreign divisive transaction).
          Prop. Reg. § 1.367(b)-8(b)(i) provides general rules, subject to exceptions, governing the allocation and reduction of a distributing corporation’s earnings and profits and foreign income taxes (pre-transaction earnings and pre-transaction taxes, respectively) in foreign divisive transactions. Pre-transaction earnings of a distributing corporation will generally be

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allocated between the distributing corporation and the controlled corporation in accordance with the rules of Treas. Reg. § 1.312-10(a) and will be reduced in accordance with the rules of Treas. Reg. § 1.312-10(b).
          Treas. Reg. § 1.312-10(b) provides rules for reduction of a distributing corporation’s earnings and profits in a distribution or exchange to which Section 355 applies not in pursuance of a plan meeting the requirements of a D reorganization.
          Prop. Reg. § 1.367(b)-8(b)(1)(ii)(B) provides a special rule that renders Treas. Reg. § 1.312-10(b) not applicable to increase or replace the earnings and profits of a pre-existing controlled corporation by the amount of any decrease in the pre-transaction earnings of a distributing corporation when a distribution or exchange to which Section 355 applies is not in pursuance of a plan meeting the requirements of a reorganization as defined in Section 368(a)(1)(D).
          Prop. Reg. § 1.367(b)-8(d)(1) defines the scope of Proposed Reg. § 1.367(b)-8(d), which applies to a foreign divisive transaction involving a foreign distributing corporation and a domestic controlled corporation.
          Prop. Reg. § 1.367(b)-8(d)(2) provides that in the case of a foreign divisive transaction that includes a D reorganization, the rules of Treas. Reg. § 1.367(b)-3 are applicable with respect to the pre-transaction earnings of a foreign distributing corporation that are allocable to a domestic controlled corporation under Prop. Reg. 1.367(b)-8(b)(1)(i).
          Prop. Reg. § 1.367(b)-8(d)(5) provides that a foreign divisive transaction involving a foreign distributing corporation and a domestic controlled corporation should coordinate with Treas. Reg. §§ 1.367(b)-5(c) and (d) for other rules that may apply to a foreign divisive transaction described in Prop. Reg. § 1.367(b)-8(d)(1).
          Therefore, in the case where the controlled corporation is a pre-existing subsidiary of the distributing corporation and the distribution is not preceded by a D reorganization, no pre-transaction earnings of a foreign distributing corporation will be allocable to a domestic controlled corporation under Prop. Reg. §1.367(b)-8(b)(ii)(B) and therefore the shareholders of the distributing corporation will not be required to recognize a deemed dividend for the all earnings and profits amount allocable to a controlled corporation under Prop. Reg. § 1.367(b)-8(d)(2).
          The Internal Distribution is a Section 355 distribution of a pre-existing subsidiary of the distributing corporation and the distribution will not be preceded by a D reorganization. Therefore Willbros Delaware will not be required to recognize a deemed dividend under Prop. Reg. § 1.367(b)-8(d)(2).

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          Our conclusions with respect to the Section 367(b) implications are based on representations of the Company set forth in the Officers’ Certificate as well as the Letter Ruling provided by the Service. Subject to the assumptions set forth above, including the assumption that the factual and other statements and representations set forth in the Ruling Request, the Letter Ruling and the Officers’ Certificate were when made, and as of the effective time of the Internal Spin-Off will continue to be, true, correct and complete in all material respects (and assuming proper substantiation thereof can be provided to the Service or a court), we believe that no income should be recognized by Willbros Delaware in the Internal Spin-Off under Section 367(b).
     F. Treatment of the Exchange of the Willbros Panama Convertible Notes
          Section 368(a)(1)(B) provides, in part, that the term “reorganization” includes the acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such other corporation (whether or not such acquiring corporation had control immediately before the acquisition). Section 368(b) provides that the term “party to a reorganization” includes a corporation resulting from a reorganization and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another corporation.
          Section 354(a)(1) provides, in part, that no gain or loss shall be recognized if “securities” in a corporation that is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for securities in such corporation or in another corporation that is a party to the reorganization.
          Neither Section 354 nor the regulations under Section 354 define the term “securities.” Under case law, an instrument with a term of less than five years generally is not a security.14
          In Camp Wolters Enterprises, Inc. v. Commissioner,15 the Tax Court discussed the meaning of the term as it appeared in section 112(b)(5) of the Internal Revenue Code of 1939, as amended, stating that:

[14]	See, e.g., Pinellas Ice & Cold Storage Co. v. Comm’r, 287 U.S. 462 (1933) (holding that short-term notes payable within four months were not securities within the meaning of the reorganization provisions); Lloyd-Smith v. Commissioner, 116 F.2d 642 (2d Cir.), cert. denied, 313 U.S. 588 (1941) (holding that two-year notes were not securities); Neville Coke & Chemical Co., 148 F.2d 599 (3d Cir.), cert. denied, 326 U.S. 726 (1945) (holding that three, four, and five-year notes were not securities).

[15]	22 T.C. 737 (1954), affirmed, 230 F.2d 555 (5th Cir, 1956).

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The test as to whether notes are securities is not a mechanical determination of the time period of the notes. Though time is an important factor, the controlling consideration is an over-all evaluation of the nature of the debt, degree of participation and continuing interest in the business, the extent of proprietary interest compared with the similarity of the note to a cash payment, the purpose of the advances, etc.
          In Revenue Ruling 58-98,16 the Service, citing Camp Wolters held that secured mortgage bonds with an average life of six and a half years constituted securities.
          Convertible debt obligations may or may not constitute securities, depending on the continuity-of-creditor-interest aspects of the instrument as described above. Although convertibility into stock of the issuing corporation would seem to make classification of the debt obligation as a security more likely because of the potential equity participation feature, the convertible debt obligations ordinarily would continue to be classified as a debt instrument unless and until the holder terminates his creditor status through the exercise of the conversion privilege.17
          The Company has made the following representations to us in the Officers’ Certificate:
1.	In 2005 and 2006, the Company issued $84,500,000 of 6.5% Senior Convertible Notes due 2012 (the “6.5% Convertible Notes”). The 6.5% Convertible Notes were sold under a purchase agreement dated December 22, 2005 between the Company and eight institutional investors. The 6.5% Convertible Notes are governed by an indenture, dated December 23, 2005, that was entered into by and among the Company, as issuer, Willbros USA, as guarantor, and The Bank of New York Mellon Corporation, as trustee. The primary offering of $65 million aggregate principal amount of the 6.5% Convertible Notes closed on December 23, 2005. The purchase agreement provided that the initial purchasers may acquire up to $19.5 million in aggregate principal amount of the 6.5% Convertible Notes within 90 days following the initial closing. All initial purchasers of the 6.5% Convertible Notes exercised their respective options and as a result, the aggregate principal amount of the 6.5% Convertible Notes were $84.5 million as of March 2006, which was the maximum aggregate principal amount of the 6.5% Convertible Notes that may be sold under the purchase agreement. The 6.5% Convertible Notes were offered pursuant to the exemption from registration under

[16]	1959-1 C.B. 76.

[17]	Tech. Adv. Memo. 6605266400A (May 26, 1966)

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Section 4(2) of the Securities Act and Rule 506 of Regulation D. In May 2007, the Company induced the conversion of approximately $52,450,000 in aggregate principal amount of its outstanding 6.5% Convertible Notes into a total of 2,987,582 shares of common stock. Approximately $32,050,000 in aggregate principal amount of the 6.5% Convertible Notes remains outstanding as of September 30, 2008. The present conversion rate for the 6.5% Convertible Notes is 56.9606 shares of common stock for each $1,000 principal amount of Convertible Notes. The 6.5% Convertible Notes are presently convertible into common stock.

2.	In 2004 the Company issued $70,000,000 of 2.75% Convertible Senior Notes due 2024 (the “2.75% Convertible Notes”). The primary offering of $60 million aggregate principal amount of the 2.75% Convertible Notes closed on March 12, 2004. The 2.75% Convertible Notes are governed by an indenture, dated March 12, 2004, as amended, that was entered into by and among the Company, as issuer, and JPMorgan Chase Bank, N.A., as trustee. The purchase agreement provided that the initial purchasers may acquire up to $10 million in aggregate principal amount of the 2.75% Convertible Notes within 30 days of the initial closing. All initial purchasers of the 2.75% Convertible Notes exercised their respective options and as a result, the aggregate principal amount of the 2.75% Convertible Notes were $70 million as of April 2004, which was the maximum aggregate principal amount of the 2.75% Convertible Notes that may be sold under the purchase agreement. The 2.75% Convertible Notes have been offered only to “qualified institutional buyers” in accordance with Rule 144A promulgated under the Securities Act. On November 29, 2007, a holder converted $2,000,000 in aggregate principal amount of its 2.75% Convertible Notes into 102,720 shares of the common stock. On March 20, 2008, a holder converted $8,643,000 in aggregate principal amount of its 2.75% Convertible Notes into 443,413 shares of the common stock. Approximately $59,357,000 in aggregate principal amount of the 2.75% Convertible Notes remains outstanding as of September 30, 2008. The present conversion rate for the 2.75% Convertible Notes is 51.3611 shares of common stock for each $1,000 principal amount of 2.75% Convertible Notes. The 2.75% Convertible Notes are presently convertible into common stock.
3.	The Company will effect the Reorganization in accordance with the description provided in the Registration Statement and the terms of the Transaction Agreements.
4.	The indentures for the 2.75% Convertible Notes and the 6.5% Convertible Notes empower the Company and the trustees to amend the indentures without the

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consent of the holders “to make any other provisions with respect to matters or questions arising under this Indenture which the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of this Indenture” if certain conditions are met. It is the intention of the Company to exercise such power and effect supplemental indentures for each of the 2.75% and 6.5% Convertible Notes which provide that (i) holders who convert their notes will receive the common stock of Willbros Delaware rather than Willbros Panama and (ii) Willbros Delaware will assume all of the obligations of Willbros Panama under the indentures and Willbros Panama will be released from any further obligations under the indentures.
          Based on representations of the Company set forth in the Officers’ Certificate and our review of public filings, we believe that the Willbros Panama convertible notes should qualify as securities for purposes of Section 354 and that the modifications of the indentures as described in paragraph 4 above should constitute deemed exchanges of Willbros Delaware convertible notes for the presently outstanding Willbros Panama convertible notes. Subject to the assumptions set forth above, including the assumption that the factual and other statements and representations set forth in the Ruling Request, the Letter Ruling and the Officers’ Certificate were true, correct and complete when made, and as of the effective time of the Merger will continue to be true, correct and complete in all material respects (and assuming proper substantiation thereof can be provided to the Service or a court), the holders of the Willbros Panama convertible notes should recognize no gain or loss on the exchange of such convertible notes for convertible notes of Willbros Delaware with identical terms.18 The aggregate tax basis of the Willbros Delaware convertible notes that a holder receives in the Merger should be the same as the aggregate tax basis of the shares of Willbros Panama convertible notes surrendered.19 The holding period of the Willbros Delaware convertible notes received by a holder in the Merger should include the holding period of such holder’s Willbros Panama convertible notes provided that the Willbros Panama convertible notes are held as a capital asset on the date of the Merger.20
G.	Material U.S. Federal Income Tax Consequences of the Merger and Internal Spin-Off Addressed in the Letter Ruling
          The Letter Ruling set forth certain material U.S. federal income tax consequences of the Merger and the Internal Spin-Off.

[18]	Section 354(a); Letter Ruling, Ruling (4).

[19]	Section 358(a).

[20]	Section 1223(1).

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     The material U.S. federal income tax consequences of the Merger to the holders of Willbros Panama common stock and to Willbros Panama, Willbros Delaware and Merger Sub are addressed in the Letter Ruling. The material tax consequences of the Internal Spin-Off to Willbros Panama and Willbros Delaware are addressed in the Letter Ruling.
III. Opinions
          Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that
(i)	The Internal Spin-Off will be treated as satisfying the business purpose requirement described in Treas. Reg. § 1.355-2(b)(1);

(ii)	The Internal Spin-Off will not be treated as being used principally as a device for the distribution of earnings and profits of Willbros Panama or Willbros USA or both under Section 355(a)(1)(B);

(iii)	The Internal Spin-Off will not be taxable as a result of the application of Section 355(e);

(iv)	Willbros Panama will not be a controlled foreign corporation within the meaning of Section 957(a) prior to the Merger;

(v)	No income, gain or loss will be recognized by Willbros Delaware under Section 367(b) in the Internal Spin-Off;

(vi)	The Willbros Panama convertible notes should be treated as “securities” within the meaning of Section 354 of the Code, the modifications of the indentures as described above should constitute deemed exchanges of Willbros Delaware convertible notes for the presently outstanding Willbros Panama convertible notes and the holders thereof should therefore recognize no gain or loss on the exchange of such convertible notes for convertible notes of Willbros Delaware with identical terms;

(vii)	The aggregate tax basis of the Willbros Delaware convertible notes that a holder receives in the Merger should be the same as the aggregate tax basis of the shares of Willbros Panama convertible notes surrendered;

(viii)	The holding period of the Willbros Delaware convertible notes received by a holder in the Merger should include the holding period of such holder’s Willbros

December 12, 2008

Panama convertible notes provided that the Willbros Panama convertible notes are held as capital assets on the date of the Merger;

(ix)	The material U.S. federal income tax consequences of the Merger to the holders of Willbros Panama common stock and to Willbros Panama, Willbros Delaware and Merger Sub are addressed in the Letter Ruling;

(x)	The material U.S. federal income tax consequences of the Internal Spin-Off to Willbros Panama and Willbros Delaware are addressed in the Letter Ruling; and

(xi)	The statements contained in the section of the Registration Statement entitled “Material Income Tax Consequences” under the subheadings “Material U.S. Federal Income Tax Consequences—Ownership and Disposition of the Willbros Delaware Common Stock” and “—U.S. Federal Income Taxation of Willbros Delaware and its Subsidiaries After the Reorganization” are a fair and accurate summary as to certain material U.S. federal income tax consequences thereof.
          The foregoing opinions are based on the current provisions of the Code and Treasury Regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Service and current case law, any of which can change at any time. Any such change could apply retroactively and modify the legal conclusions upon which such opinions are based. The Service or a court may disagree with the conclusions expressed in this letter, or may challenge the adequacy of the substantiation by the Company of the statements and representations on which we have relied, on which we express no opinion. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the Merger and the Internal Spin-Off or on any related transactions.
          In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise the Company or any other party of any changes in the event there is any change in the legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Transaction Agreements pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter, unless we are specifically engaged to do so. We are furnishing this opinion to the Company in connection with the Company’s filing of the Registration Statement and this opinion is not to be used, circulated or otherwise referred to for any other purpose without our written permission.
          We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to Sidley Austin LLP therein under the captions “Summary — Material Income Tax Consequences,” “Material Income Tax Consequences” and “Legal Matters.”

December 12, 2008

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     To comply with certain Treasury Regulations, we inform you that any U.S. federal tax advice contained in this opinion is limited to only the U.S. federal income tax issues addressed herein. Additional issues may exist that could affect the U.S. federal tax treatment of the transactions that are the subject of this opinion. This opinion does not consider or provide a conclusion with respect to any additional issues. With respect to any significant U.S. federal tax issues outside the limited scope of this opinion, this opinion was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person.
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Sincerely,
/s/ Sidley Austin LLP